EXHIBIT 4.3.1.2(A1)

PRIVATE INSTRUMENT OF INDENTURE OF THE [•]TH PRIVATE ISSUE OF SIMPLE, UNSECURED DEBENTURES IN A SINGLE SERIES

of

[OI S.A. – UNDER JUDICIAL REORGANIZATION/

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION/

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION]

As Issuer

RIO DE JANEIRO, [•] [•], 2017.

PRIVATE INSTRUMENT OF INDENTURE OF THE [•]th PRIVATE ISSUE OF SIMPLE, NON-CONVERTIBLE INTO SHARES, NON-NEGOTIABLE, UNSECURED DEBENTURES IN A SINGLE SERIES, OF OI S.A. – UNDER JUDICIAL REORGANIZATION

By this private instrument,

[ISSUER];

[Fiduciary Agent Identification], herein represented pursuant to its Bylaws, hereinafter referred simply as “Fiduciary Agent”; and

As jointly debtor intervening consenting parties:

OI S.A. – Under Judicial Reorganization (“OI”), a publicly-held joint-stock company, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 76.535.764/0001-43, headquartered and mainly established at Rua do Lavradio nº 71, Centro, Rio de Janeiro – RJ, CEP 20230-070; TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization (“TELEMAR”), a private joint-stock company, enrolled with the CNPJ/MF under No. 33.000.118/0001-79, headquartered and mainly established at Rua do Lavradio nº 71, Centro, Rio de Janeiro – RJ, CEP 20230-070; OI MÓVEL S.A. – Under Judicial Reorganization (“OI MÓVEL”), a private joint-stock company, enrolled with the CNPJ/MF under No. 05.423.963/0001-11, headquartered and mainly established at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília – DF, at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2) CEP 70.713-9001; COPART 4 PARTICIPAÇÕES S.A. – Under Judicial Reorganization (“COPART 4”), a private joint-stock company, enrolled with the CNPJ/MF under No. 12.253.691/0001-14, headquartered and mainly established at Rua General Polidoro, 99, 4º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004; COPART 5 PARTICIPAÇÕES S.A. – Under Judicial Reorganization (“COPART 5”), a private joint-stock company, enrolled with the CNPJ/MF under No. 12.278.083/0001-64, headquartered and mainly established at Rua General Polidoro, 99, 5º andar, parte, Botafogo, Rio de Janeiro – RJ, CEP 22280-004; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – Under Judicial Reorganization (“PTIF”), a private legal entity constituted under the Law of the Netherlands, headquartered in Amsterdam, at Naritaweg 165, 1043 BW, and mainly established in this city of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. – Under Judicial Reorganization (“OI COOP”), a private legal entity constituted under the law of the Netherlands, enrolled with the CNPJ/MF under No. 16.770.090/0001-30, headquartered in Amsterdam, at Schiphol Boulevard 231, B tower, 5th floor, 1118 BH Schiphol, and mainly established in this city of Rio de Janeiro.

1 Exclude Oi, Telemar or Oi Móvel, depending on the issuer of each offer.

hereby enter into this Private Instrument of Indenture of the [●]th Private Issue of Simple, Non-Convertible into Shares, Non-Negotiable, Unsecured Debentures in a Single Series (“Indenture”) by means of the following clauses and conditions:

CLAUSE I – AUTHORIZATION

1.1.      This Indenture is entered into based on the resolutions of the Extraordinary General Meeting of the shareholders of Issuer, held on [●] (“EGM”) wherein: (i) the conditions of the Issue were approved (as defined below), pursuant to the provisions of article 59 of Law 6,404/76; and (ii) the management of Issuer was authorized to practice all acts necessary for the realization of the resolutions substantiated in the EGM, including the execution of all documents required for the materialization of the Issue, and in the Judicial Reorganization Plan (as defined below).

CLAUSE II – REQUIREMENTS

The [●] ([●]th) issue of simple, non-convertible into shares, non-negotiable, unsecured debentures in a single series, of Issuer (“Issue” and “Debentures”, respectively), shall be carried out observing the requirements below:

2.1       Waiver of CVM Registration.

2.1.1.    The Issue shall not be subject to registration before the Brazilian Securities and Exchange Commission (“CVM”), considering that the debentures issued herein shall be the object of private placement, without any sale efforts involving investors, whether national or foreigners, as they are issued within the scope of the judicial reorganization of the Companies Under Judicial Reorganization, being directed only at those with a prior credit relationship with issuer, the credit holders included in the list of creditors of the Judicial Reorganization Plan, pursuant to paragraph 1 of article 3 of CVM Ruling 400, of December 29, 2003, as amended.

2.2.      Filing at the Commercial Registry and Publications of Corporate Acts

2.2.1.    The minutes of the EGM that approved the Issue were filed at the Commercial Registry of the State of Rio de Janeiro (“JUCERJA”) and shall be published in the Official Gazette of the State of Rio de Janeiro and in newspaper “Valor Econômico” in accordance with the provisions of item I, of article 62, and article 289 of Law 6,404/76, and any subsequent corporate acts of Issuer that may be carried out by virtue of the Issue will follow this procedure.

2.3.      Filing of the Indenture at the Commercial Registry

2.3.1     The Indenture shall be filed at JUCERJA and any of its possible addenda shall be annotated at such body, in accordance with the provisions in item II and in paragraph 3, of article 62, of Law 6,404/76.

2.3.2.    Any addendum to this Indenture shall contain, in its exhibit, a consolidated version of the terms and conditions of the Indenture, contemplating the amendments made.

CLAUSE III – CHARACTERISTICS OF THE ISSUE AND OF THE DEBENTURES

3.1.      Issuer’s Corporate Purpose

3.1.1.    In accordance with Issuer’s Bylaws, its corporate purpose is [●]

3.2.      Issue Number

3.2.1.    This Issue constitutes the [●] ([●]th) issue of debentures by Issuer.

3.3.      Total Issue Amount

3.3.1.    The total Issue amount shall be up to ten billion Reais (BRL 10,000,000,000.00), on the Issue Date (as defined below).

3.4.      Series Number

3.4.1.    The Issue shall be carried out in a single series.

3.5.      Purpose

3.5.1.    Whereas the Debentures shall be paid up with credits, this Issue has the purpose of delivering new instruments to the creditors, in accordance with the terms and conditions of the Judicial Reorganization Plan of Oi S.A. – Under Judicial Reorganization (“Oi”), of Telemar Norte Leste S.A. – Under Judicial Reorganization (“Telemar”), of Oi Móvel S.A. – Under Judicial Reorganization (“Oi Móvel”), of Copart 4 Participações S.A. – Under Judicial Reorganization, of Copart 5 Participações S.A. – Under Judicial Reorganization, of Portugal Telecom International Finance B.V. – Under Judicial Reorganization and of Oi Brasil Holdings Cooperatief UA – Under Judicial Reorganization (each of them individually as “Company Under Judicial Reorganization” and, jointly, “Companies Under Judicial Reorganization”), ratified in court in the case records of the Judicial Reorganization Proceedings in progress at the 7th Lower Business Court of the Judicial District of the Capital City of Rio de Janeiro, under No. 0203711-65.2016.8.19.001 (“Judicial Reorganization Plan”).

3.6.      Novation

3.6.1.    The Credits Under Judicial Reorganization, as defined below, used in order to pay up the Debentures shall be deemed novated for all legal purposes and effects.

ARTICLE IV – GENERAL CHARACTERISTICS OF THE DEBENTURES

4.1.      Issue Date: For all legal purposes and effects, the issue date of the Debentures shall be the date of [Judicial Ratification of the Plan] (“Issue Date”).

4.2.      Form, Type, and Proof of Ownership: The Debentures shall be issued as registered and book-entry debentures, with no issuance of certificates representing them. For all legal purposes, the ownership of the Debentures shall be proven by means of entry into the Debenture Register of Issuer, or another form permitted by law. Any transfer of Debentures shall be agreed and approved in advance by Issuer. Issuer undertakes to:

(i)         maintain the Register of Debenture Holders up-to-date;

(ii)        allow the Debenture Holder free access to the Debenture Register to the necessary and sufficient extent so as to verify their condition of Debenture holder; and

(iii)       present a certified copy of the Debenture Register, to Fiduciary Agent, on the Issue Date of the Debentures.

4.3.      Possibility of Conversion: The Debentures shall be simple, that is, non-convertible into shares issued by Issuer.

4.4.      Type: The Debentures shall be unsecured.

4.5.      Due Date: With due regard to the provisions of this Indenture, the maturity date of the Debentures shall be on [●] (“Maturity Date”).

4.6.      Unit Par Value: The unit par value of the Debentures, on the Issue Date, shall be one million Reais (BRL 1,000,000.00) (“Unit Par Value”).

4.7.      Quantity of Debentures Issued: Up to one thousand (1,000) Debentures in a single series shall be issued.

4.8.      Subscription Price and Form of Pay-Up

4.8.1.    The subscription price of the Debentures shall be their Unit Par Value, without monetary adjustment, interest or other charges (“Subscription Price”).

4.8.2.    The Subscription Price of the Debentures shall be paid up in cash, upon delivery, by the Debenture Holders, of the credit owned thereby against the Companies Under Judicial Reorganization (as principal debtors or guarantors of such credits), as defined in the Judicial Reorganization Plan, on the Pay-Up Date (“Credit Under Judicial Reorganization”).

4.9.      Remuneration

4.9.1.    The outstanding balance of the Unit Par Value of the Debentures shall be subject to the application of compensatory interest corresponding to seventy-five percent (75%) of the accrued variation of the daily average rates of the overnight Interfinancial Deposits (DI) “over extra-grupo”, expressed as an yearly percentage on the basis of two hundred and fifty-two (252) business days, calculated and disclosed on a daily basis by CETIP, in the daily newsletter available at its website (http://www.cetip.com.br) (“DI Rate”) (“Remuneration”), calculated in an exponential and cumulative basis, pro rata temporis, according to the number of business days lapsed since the Issue Date or the immediately previous payment date of Remuneration, as the case may be, until the actual payment date. Without prejudice to the payments as a result of early redemption of the Debentures and/or early maturity of the obligations arising from the Debentures, pursuant to the provisions of this Indenture, the Remuneration shall be paid pursuant to Clause 4.10 below. The Remuneration shall be calculated in accordance with the following formula:

where:

JR        = Remuneration amount owed on the Payment Date, calculated with six decimal places, without rounding up or down;

VN      = par value of the Debentures on the Issue Date or immediately previous payment date, calculated with six decimal places, without rounding up or down;

Fator DI = product of the DI Rates, with the use of the percentage applied from the starting date of the capitalization, inclusive, to the calculation date, exclusive, calculated with eight decimal places, rounded up or down, ascertained pursuant to the following formula:

where:

nDI      = total number of DI rates between the Issue Date (inclusive) or the immediately previous payment date (inclusive) and the calculation date (exclusive);

TDIk = DI Rate, expressed daily, calculated with eight decimal places, rounded up or down;

where:

k = 1, 2, ..., n

DIk = DI Rate, in yearly percentage, on the basis of 252 business days, disclosed by the CETIP, corresponding to the “k” day;

dk= Number of business days corresponding to the validity period of the DI Rate, where “dk” is a whole number; and

S = 0.75.

The factor resulting from the expression (1 + TDIk x S) is considered with 16 decimal places, without rounding up or down.

The product of the daily factors [1 + (TDIk x S] is calculated, and upon each accrued daily factor the result is truncated with 16 decimal places, with the next daily factor being applied, and so on, until the last day included.

If the factors are accumulated, the factor resulting from “Fator DI” (DI Factor) shall be considered, with eight decimal places, rounded up or down.

4.9.2.    With due regard to the provisions in Clause 4.9.3. below, when the calculation of any pecuniary obligations related to the Debentures set out in this Indenture, the DI Rate is not available, the percentage corresponding to the last DI Rate officially disclosed until the calculation date shall be used in its place, and no financial compensation, fines or penalties shall be owed between Issuer and/or the Debenture Holders, upon subsequent disclosure of the DI Rate.

4.9.3.    In case of extinguishment, limitation and/or no disclosure of the DI Rate for more than ten (10) consecutive days after the date expected for its calculation and/or disclosure, or in case of impossibility of application of the DI Rate to the Debentures due to legal or judicial prohibition, the DI Rate shall be substituted with a similar substitute or one that has a similar financial result, judicially or legally determined for such purpose, as the case may be. In case of absence of a judicial or legal substitute for the DI Rate, the Fiduciary Agent shall within five (5) days counted as of the date of the end of the period of ten (10) consecutive days or the date of extinguishment of the DI Rate or the date of legal or judicial prohibition, as the case may be, convene a general meeting of Debenture Holders to resolve, by common agreement, with Issuer and with due regard to the applicable regulation, regarding the new remuneration parameter of the Debentures to be applied, which shall be the one that best reflects the market conditions in effect at the time. Until a resolution on such new remuneration parameter of the Debentures, upon calculation of any pecuniary obligations related to the Debentures set forth in this Indenture, the percentage corresponding to the last DI Rate officially disclosed shall be used to calculate the DI Rate, and no compensation shall be owed between the Issuer and/or the Debenture Holders upon resolution of a new remuneration parameter for the Debentures. In case the DI Rate is disclosed again prior to the occurrence of the general meeting of Debenture Holders set out above, said general meeting of Debenture Holders shall not be held, and the DI Rate, as of the date of its disclosure, shall be used again for the calculation of any pecuniary obligations related to the Debentures set out in this Indenture. In case at the general meeting of Debenture Holders set out above there is no agreement regarding the new remuneration of the Debentures between Issuer and Debenture Holders representing at least two-thirds (2/3) of the outstanding Debentures, Issuer hereby undertakes to redeem all the outstanding Debentures, with their consequent cancellation, within a period of thirty (30) days counted as of the date of the occurrence of the general meeting of Debenture Holders set out above or by the Maturity Date, whichever occurs first, for the outstanding balance of the Unit Par Value of the Debentures, plus Remuneration, calculated on a pro rate temporis basis since the Issue Date or the immediately previous Remuneration payment date, as the case may be, until the actual payment date, in which case, upon calculation of any pecuniary obligations related to the Debentures set out in this Indenture, the percentage corresponding to the last DI Rate officially disclosed shall be used in order to calculate the DI Rate.

4.10.    Payment of the Remuneration

4.10.1.  Without prejudice to the payments as a result of an early maturity of the obligations resulting from the Debentures or the performance of an Early Redemption of the Debentures, pursuant to the provisions set out in this Indenture, the Remuneration of the Debentures shall be paid as set out below.

4.10.2.  The payment of the Debentures Remuneration shall be made as follows:

(a) The Remuneration accrued throughout the first sixty (60) months as of the Issue Date shall not be paid in this period, being yearly capitalized to the principal amount, so that the principal balance by the end of each year is equivalent to the initial balance for the period, added by the capitalized interest on the relevant period, pursuant to the following formula:

final balance for the period = initial balance for the period x (1+t)du/252,

            where t represents the interest/monetary adjustment rate originally contracted and DU represents the business days for the period;

(b) as of the twenty-fifth (25th) day of the sixty-sixth (66th) month from the Issue Date, the Remuneration accrued on the Unit Par Value or Unit Par Value balance, already added by the Remuneration capitalized during the grace period, shall be paid, in national currency, in twenty-four (24) semiannual installments up to the two-hundred and fourth (204th) month.

(c) throughout the grace period, interest shall not be fully capitalized as per item (a) above, being paid to creditors in the following rate, in case the EBITDA appraised on each financial year is higher than the following amounts:

i.          in case the EBITDA of any fiscal year of the grace period is higher than seven billion Reais (BRL 7 billion), twenty-five percent (25%) of the interest owed after January 1 of the fiscal year subsequent to such EBITDA shall be paid to creditors, with the remaining seventy-five percent (75%) being capitalized to the principal, as per item (a) above, until the disclosure of the EBITDA for the subsequent fiscal year;

ii.         in case the EBITDA of any fiscal year of the grace period is higher than seven billion, two hundred and fifty million Reais (BRL 7.25 billion), fifty percent (50%) of the interest owed in each appraisal period after January 1 of the fiscal year subsequent to the appraisal of such EBITDA shall be paid to creditors, with the remaining fifty percent (50%) being capitalized to the principal, as per item (a) above, until the disclosure of the EBITDA for the subsequent fiscal year;

iii.         in case the EBITDA of any fiscal year of the grace period is higher than seven billion, five hundred million Reais (BRL 7.5 billion), one hundred percent (100%) of the interest owed after January 1 of the fiscal year subsequent to the appraisal of such EBITDA shall be paid to creditors, until the disclosure of the EBITDA for the subsequent fiscal year;

4.11.    Repayment of the Unit Par Value

4.11.1.  After the grace period of five (5) years counting from the Issue Date is ended, the Unit Par Value or Unit Par Value balance, as the case may be, already including the Remuneration, capitalized during the grace period, shall be repaid in 24 semiannual installments, always on the 25th day of each month or, in case such date is not a Business Day, on the immediately subsequent Business day. The first installment is owed on day 25 of the sixty-sixth (66th) month after the Issue Date, and the remaining installments shall be due as follows:

Installment No. / Date	% to be repaid
Installments 1 to 10 – Due within 66 to 120 months after the Date of Ratification of the Judicial Reorganization Plan	2%
Installments 11 to 23 – Due within 126 to 198 months after the Date of Ratification of the Judicial Reorganization Plan	5.7%
Installment 24 – Due on the 204th month after the Date of Ratification of the Judicial Reorganization Plan	5.9%

4.12.    Place of Payment: All payments corresponding to the principal and to the Remuneration to which the Debentures are entitled shall be made upon electronic transfer (TED) to the checking account indicated by the Debenture Holders and shall be made on the dates set out in this Indenture, with due regard to the provisions in Clause 4.13 below.

4.13.    Extension of Terms: The terms corresponding to the payment of any obligations until the shall be deemed extended until the following first (1st) Business Day, if the maturity date coincides with the date on which banks are not open in the place of payment of the Debentures.

4.14.    Statute of Limitation on the Right to Additions: If the Debenture Holder does not come forward to receive the amount corresponding to any pecuniary obligations from Issuer on the dates provided for in this Indenture or in any communication published by Issuer in a newspaper indicated in Clause 4.16 below, it shall not be entitled to receive the Debenture Remuneration for the period related to the delayed receipt, but the vested rights shall be assured thereto until the date of the respective maturity or payment.

4.15.    Renegotiation: The Debentures shall not be subject to planned renegotiation.

4.16.    Publicity: All acts and decisions to be taken as a result of the Issue which, in any way, may involve the interests of the Debenture Holders, shall be mandatorily communicated in the form of notice in the Official Gazette of the State of Rio de Janeiro and in the Newspaper “Valor Econômico” (“Notice to the Debenture Holders”), with due regard to the provisions in article 289 of Law 6,404/76.

4.17.    Risk Rating: No risk rating agency shall be hired within the scope of the Issue to ascribe rating to the Debentures.

4.18.    Classification: The Debentures shall be unsecured, with payment rights equivalent to those of existing unsecured creditors or creditor who may exist in the future.

4.19.    Joint Liability: In compliance with the provisions of Clause 3.1.1.2 of the Judicial Reorganization Plan, the Companies Under Judicial Reorganization shall be jointly liable for compliance with all obligations set forth in this Indenture.

CLAUSE V – OPTIONAL EARLY REDEMPTION

5.1.      Total or Partial Optional Early Redemption

5.1.1.    Issuer may, at its own discretion, at any time, perform the total or partial optional early redemption of the Debentures (“Total or Partial Optional Early Redemption”). Upon Total or Partial Optional Early Redemption, the amount owed by Issuer shall be equivalent to the updated Unit Par Value of the Debentures (VNa) to be redeemed, plus all the other overdue and unpaid charges, calculated on a pro rata temporis based since the pay-up date or the last Remuneration payment date, whichever occurs last, until the date of actual Total or Partial Optional Early Redemption.

5.1.2.    The Total or Partial Optional Early Redemption may only be carried out by means of submission of individual communication to the Debenture Holders, or publication of announcement, pursuant to Clause 4.16 above, ten (10) Business Days in advance of the date the actual Total or Partial Optional Early Redemption of the Debentures is intended to be carried out (“Communication of Redemption”), and said communication shall include: (a) the date of performance of the Total or Partial Optional Early Redemption; (b) the quantity of Debentures subject  to the Total or Partial Optional Early Redemption; (c) the mention that the amount corresponding to the payment will be the Updated Unit Par Value of the Debentures or balance of the Updated Unit Par Value of the Debentures, as the  case may be, plus all the other overdue and unpaid charges by the date of the Total or Partial Optional Early Redemption; and (d) any other information necessary for the operation of the Total or Partial Optional Early Redemption.

5.1.3.    The payments of the Total or Partial Optional Early Redemption for the Debentures shall be made by means of electronic transfer of the amount due into the bank account indicated by the respective Debenture Holder.

5.1.4.    The Debentures redeemed by Issuer, as set out in this Clause, shall be either cancelled or held in treasury, at the discretion of Issuer.

5.2.      Compulsory Early Redemption

5.2.1.    Always up to one hundred and fifty (150) days after the end of the financial year, to be counted from the end of the financial year of the year of the Issue of the Debentures, Issuer shall:

(i)         calculate the Exceeding Cash Generation for the respective financial year, based on Oi’s audited financial statements; and

(ii)        use the Exceeding Cash Generation of the previous financial year to redeem part of the Debentures and repurchase or repay the debt of the creditors of the Restructured Debt, in a proportional (pro rata) manner, for an amount equivalent to 100% of the respective principal amount, together with the sum of the accrued and unpaid interest, if existing, until the date of the redemption (“Exceeding Cash Generation Offering”).

5.2.1.1. For purposes of this Clause:

“Capital Increase” shall be defined based on the final structure of such capital increase within the scope of the approval of the Judicial Reorganization Plan.

“Restructured Debt” means the restructured debt in accordance with the terms and conditions of the Judicial Reorganization Plan of the Companies Under Judicial Reorganization.

“Exceeding Cash Generation” means the first three (3) financial years counted as of the Date of Ratification of the Judicial Reorganization Plan, when the Oi Group shall send the sum equal to 100% of the Net Revenue from the Sale of Assets exceeding two hundred million US dollars (USD 200,000,000.00) to investments in its activities. From the fourth (4th) financial year counted from the Date of Ratification of the Plan and provided that the Minimum Cash Balance be reached, Oi Group shall pass on to its Unsecured Creditors, Unsecured Bondholder Creditors and Secured Creditors the sum equal to seventy percent (70%) of the Net Revenue from the Sale of Assets, with the purpose of speeding up the payment of its debt within the scope of the Judicial Reorganization, provided that such disposal of assets exceeds two hundred million US dollars (USD200,000,000.00). As of the sixth (6th) financial year counted from the date of Ratification of the Plan, Oi Group shall pass on to its Unsecured Creditors, Unsecured Bondholder Creditors and Secured Creditors the sum equal to seventy percent (70%) of the Cash Balance that exceeds the Minimum Cash Balance.

“Net Revenue from the Sale of Assets” means the proceeds from the disposal of net assets of the direct costs related to the respective transaction (including costs with legal, accounting and financial advice and sales and commission) and any reallocation of incurred expenses, and duties and taxes paid or payable as a result of the respective disposal of assets.

“Cash Balance” means the sum of the following accounts of the consolidated balance sheet assets: 1.01.01 Cash and Cash Equivalents; 1.01.02 Financial Investments; and 1.02.01.01 Financial Investments at a Fair Value, ascertained in the consolidated annual financial statements of Oi.

“Minimum Cash Balance”, in relation to any financial year, means the greater value between: (1) 25% of the sum of the OPEX and the CAPEX for the respective financial year, calculated on an annual basis in the consolidated annual financial statements of Oi for the respective financial year; or (2) BRL 5 billion. Moreover, any proceeds from a Capital Increase shall be added to the calculation of the Minimum Cash Balance.

5.2.1.2  The distribution of income within the Exceeding Cash Generation Offering shall be proportional to the creditors of the Restructured Debt in accordance with the Judicial Reorganization Plan. Any part of the Exceeding Cash Generation that remains after the Exceeding Cash Generation Offering may be used in any way that is not prohibited by the Indenture.

CLAUSE VI – EARLY MATURITY

6.1.      Early Maturity. With due regard to the provisions of the Clauses 6.2 to 6.6 of this Indenture, the Fiduciary Agent may declared the early maturity of all obligations included in this Indenture and require the immediate payment by Issuer, of the Updated Unit Par Value balance, of the Debentures plus the Remuneration, calculated on a pro rata temporis basis since that Pay-Up Date, or from the last Remuneration payment date, whichever occurs last, until the date of its actual payment, and to any other amounts potentially owed by Issuer to the Debenture Holders pursuant to this Indenture, upon occurrence of any of the following cases (“Event of Early Maturity”):

(a)        Failure, by Issuer, to pay any pecuniary obligation regarding the Debentures and/or this Indenture on the respective payment date set forth herein, not remedied within thirty (30) consecutive days counted from the date of the respective maturity;

(b)        Noncompliance by Issuer with any non-pecuniary obligation set out in this Indenture, not remedied within sixty (60) consecutive days counted as of the date of communication of said noncompliance (a) by Issuer to the Fiduciary Agent, or (b) by Debenture Holders representing twenty-five percent (25%) of the Outstanding Debentures to the Fiduciary Agent and to Issuer,

(c)        The early maturity of any financial obligation of any financial obligation of Issuer or of any Relevant Controlled Company in an amount greater than one hundred million US dollars (USD100,000,000.00) or an equivalent amount in any other currency, except if, exclusively in event of compliance, it is not remedied within fifteen (15) days counted as of its occurrence;

(d)        Judgment made final and unappealable or arbitral award, or similar proceedings that concern the cash payment of an individual or joint amount equivalent to, or greater than, one hundred million US dollars (USD100,000,000.00), or an equivalent amount in any currency, against Issuer or its Relevant Controlled Companies or any of their assets, without the occurrence of release or stay with offer of guarantee or pledge within one hundred and eighty (180) days counted as of the respective receipt of the decision, award, or similar proceeding;

(e)        Request of judicial or extrajudicial reorganization proceedings made by Issuer or one of its Relevant Controlled Companies;

(f)        Receivership or winding-up of Issuer, except if the receivership or winding-up results exclusively from the merger of the Relevant Controlled Company into any of its affiliates or controlled companies, transformation of the corporate form of Issuer from corporation into limited liability company or delisting as publicly-held company before the CVM;

(g)        Refusal or disagreement by Issuer with compliance of the obligations related to the Debentures included in the Indenture;

(h)        All or substantially all assets of Issuer or of any of its Restricted Controlled Companies are condemned, seized or otherwise expropriated, or the custody of such assets is taken over by any governmental authority or by court decision or Issuer of any of its Relevant Controlled Companies ceases to exercise the usual control over a substantial portion of its assets for sixty (60) consecutive days or more;

(i)         In case any of the following events occurs (i) declaration of bankruptcy by Issuer; (ii) filing for voluntary bankruptcy by Issuer; and (iii) filing for bankruptcy of Issuer by a third party which has not been cancelled or challenged in good faith by Issuer, seeking the suspension of the respective request within ninety (90) days;

(j)         transformation of Issuer into a limited liability company, in accordance with articles 220 to 222 of the Corporation Law;

(k)        disposal, tendering of guarantee or creation of any kind of lien or encumbrance over any of the assets or right of Issuer to any third parties, except (a) in order to tender guarantees in judicial or administrative proceedings; (b) if in favor of controlling, controlled companies, affiliates or under common control with Issuer, (c) in case of disposal of assets or rights, if conducted on an arm’s length basis, (d) in the ordinary course of business of Issuer; or (e) by means of the direct or indirect disposal of the assets listed in Exhibit 6.1; and provided that such disposal, tendering of guarantee or creation of lien or encumbrance over assets or right of the Issuer do not affect the compliance with the obligations of Issuer towards the Debenture Holders;

(l)         cancellation, revocation or termination of any documents related to this Issue;

(m)       lack of compliance, on the part of Issuer or on the part of any of its Relevant Controlled Companies, during the term of effectiveness of the Debentures, with laws, rules and regulations, including of an environmental nature, which affect or may affect, in a material manner, the ability of Issuer to fully and faithfully comply with its obligations related to the Issue, except those that are under dispute on a judicial or extrajudicial level, in good faith, by Issuer and/or by its Relevant Controlled Companies, as the case may be;

(n)        (i) revocation, termination, appropriation, suspension, adverse modification, cancellation or non-renewal of concessions for the provision of public telecom services held by Issuer, the revenues of which represent twenty percent (20%) or more of the Company’s EBITDA; (ii) enactment of any law, decree, normative act, ordinance or resolution that results in the revocation, termination, appropriation, suspension, relevant and adverse modification or cancellation of the concessions held by Issuer; (iii) amendment to the corporate purpose of Issuer that adversely affects its ability to comply with its obligations, as well as (iv) the start of any of the cases set out in items (i) or (ii) of this item (n), which may adversely affect compliance with the obligations of Issuer set out in this Indenture and which are not remedied within a period of thirty (30) days counted as of the date on which Issuer is made aware of the respective occurrence;

(o)        occurrence of consolidation, spin-off, merger or any kind of corporate reorganization involving Issuer or any of its Relevant Controlled Companies, except: (i) if the transaction has been approved in advance by Debenture Holders representing at least, two-thirds (2/3)of the outstanding Debentures; or (ii) if it has been guaranteed to the Debenture Holders who wish so during a minimum period of six months counted as of the publication date of the corporate acts related to the transaction, the redemption of the Debentures held thereby, upon payment of the outstanding debt balance of the Unit Par Value, plus the Remuneration, calculated on a pro rata temporis basis (since the Issue Date or the immediately previous Remuneration payment, as the case may be, until the actual payment date); or (iii) for the corporate restructuring transactions described below (“Corporate Reorganization Restriction”):

(i)         Merger of Oi Internet S.A. into Oi or Telemar or Oi Móvel;

(ii)        Merger of Oi Móvel into Telemar or into Oi;

(iii)       Merger of Telemar into Oi;

(iv)       Merger of Paggo Administradora Ltda. into Oi Móvel;

(v)        Merger of Brasil Telecom Comunicação Multimídia Ltda. into Telemar or into Oi;

(vi)       Business Combination seeking the consolidation of the Brazilian telecom market;

(vii)      Merger of Copart 4 into Telemar;

(viii)     Merger of Copart 5 into Oi;

(ix)       Merger or transfer of assets from SEREDE – Serviços de Rede S.A. into one or more Companies Under Judicial Reorganization;

(x)        Incorporation or transfer of assets from Rede Conecta Serviços de Rede S.A. into one or more Companies Under Judicial Reorganization;

(xi)       Any reorganization that does not cause a relevant adverse material effect on the companies integrating the Oi Group and that does not substantially modify the business nature of the companies integrating the Oi Group.

6.2.      The Fiduciary Agent shall not be charged for the knowledge of any Event of Early Maturity or knowledge of any remedy for any Event of Early Maturity, unless (i) an authorized responsible party or agent of the Fiduciary Agent with direct responsibility for the management of the Indenture has knowledge of a fact of such Event of Early Maturity, or (ii) a written notification of such Event of Early Maturity has been delivered to such authorized responsible party of the Fiduciary Agent by Issuer or any of the Debenture holders.

6.3.      If any of the other events of Early Maturity set forth in Clause 6.1 above occurs, the Fiduciary Agent shall, including for purposes of the provisions set out in Clauses 9.6 and 9.6.1 below, call, within five (5) Business Day after the date when the occurrence thereof is ascertained, a general meeting of Debenture Holders, to be held within the minimum term set out in law. If, at said general meeting of Debenture Holders, Debenture Holders representing at least two-thirds (2/3) of the outstanding Debentures, decide for considering the early maturity of the obligations arising from the Debentures, the Fiduciary Agent shall declare the early maturity of the obligations arising from the Debentures; otherwise, or in case of no instatement upon second call, of the aforementioned general meeting of Debenture Holders, the Fiduciary Agent shall not declared the early maturity of the obligations resulting from  the Debentures.

6.4.      Upon occurrence of the following events of Early Maturity set out in Clause 6.1 above, items (f), (i), (j) and (o) the obligations arising from the Debentures shall become automatically overdue, regardless of notice or notification, whether judicial or extrajudicial.

6.5.      Upon occurrence of the early maturity of the obligations arising from the Debentures, Issuer undertakes to redeem all the outstanding Debentures, with their consequent cancellation, upon payment of the outstanding debt balance of the Unit Par Value of the outstanding Debentures, plus the Remuneration, calculated on a pro rata temporis since the Issue Date until the actual payment date, and any other amounts potentially owed by Issuer pursuant to this Indenture, within a period of three (3) Business Days counted as of date of declaration of the early maturity.

6.6.      Upon occurrence of the early maturity of the obligations arising from the Debentures, the proceeds received as payment of the obligations arising from the Debentures, as they are received, shall be immediately invested in the repayment or, if possible, settlement of the debt balance of the obligations arising from the Debentures. In case the proceeds received as payment of the obligations arising from the Debentures are not sufficient to simultaneously settled all obligations arising from the Debentures, such proceeds shall be imputed in the following order, so that one the amount corresponding to the first item have been settled, the proceeds  are allocated to the immediately following item, and so on: (i) any amounts owed by Issuer pursuant to this Indenture (including the remuneration and the expenses incurred by the Fiduciary Agent), other than the amounts to which items (ii) and (iii) below refer; (ii) Remuneration, and all other charges due in accordance with the obligations arising from the Debentures; (iii) the outstanding debt balance  of the Unit Par Value of the outstanding Debentures. Issuer shall remain liable for the outstanding balance of the obligations arising from the Debentures that have not been paid, without prejudice to the addition of Remuneration and other charges levied on the outstanding balance of the obligations arising from the Debentures while unpaid; Issuer hereby represents that it is a net and certain debt, which can be charged through extrajudicial collection or by means of a judicial enforcement process.

6.7.      Waiver or Prior Temporary Pardon. Notwithstanding the provisions in this Clause 6, Issuer may, at any time, convene a General Meeting of Debenture Holders so the latter may resolve upon the waiver or prior temporary pardon (prior waiver request) of any Event of Early Maturity set out in Clause 6.1 above, which will depend on approval of Debenture Holders holding at least sixty percent (60%) of the outstanding Debentures.

CLAUSE VII – ADDITIONAL OBLIGATIONS OF ISSUER

7.1.      Special Obligations of Issuer. Without prejudice to all the other obligations set out in this Indenture and in the applicable legislation and regulation, until full settlement of the Debentures (for as long as the outstanding debt balance of the Debentures is not fully paid), Issuer shall comply with the following obligations:

(i)         Issuer shall timely and duly pay all amounts owed thereby pursuant to the Debentures and this Indenture;

(ii)        Pursuant to Bankruptcy Law 11,101/05, Issuer shall maintain its corporate existence  and all necessary records and shall take all measures in order to maintain all rights, advantages, titles, properties, franchises and alike necessary or convenient  for the ordinary course of business, activities or operations, it being certain that such obligations shall not require that Issuer maintain such rights, advantages, properties, franchises or alike in case the failure to comply with such obligations (i) does not result in an adverse material effect on Issuer or (ii) does not result in an adverse material effect on the rights of the Debenture Holders or is not prohibited by the Indenture;

(iii)       Issuer shall always maintain as valid, effective and in perfect order and full effect all authorizations and licenses required so that they continue offering telecom services, such as the services provided on the Issue Date, except if the lack of maintenance of such authorizations and licenses does not cause an adverse material effect on Issuer. In case the authorizations and/or licenses are no longer essential in order to provide the telecom services, Issuer may, in accordance with the legislation in force, cease to maintain such authorizations and/or licenses;

(iv)       Issuer shall notify the Fiduciary Agent, as soon as possible and, in any case, within ten (10) business days after Issuer is made aware of the occurrence of any Event of Early Maturity;

(v)        Restriction to Payment of Dividends: Issuer and any of the Relevant Controlled Companies shall not declare or make the payment of any dividends, capital return or make any other payment or distribution on (or related to) the shares of the share capital or of any Relevant Controlled Company (including any payment in relation to any merger or consolidation involving Issuer or any Relevant Controlled Company), except for:

(A)       dividends, capital return or other distributions, pursuant to the bylaws of Issuer;

(B)       dividends, capital return or other distributions exclusively for Issuer and/or Relevant Controlled Company; or

(C)       dividends, distribution or capital return carried out ratable to Issuer and its Relevant Controlled Companies, on the one part, and to the minority holders of the share capital of a Relevant Controlled Company, on the other part (or at least in a proportional manner for the minority shareholder);

(D)       payments or distributions by Issuer or any Relevant Controlled Company to dissenting shareholders in accordance to the applicable legislation related to merger, incorporation, acquisition transactions conducted upon or after the Issue Date and which are not prohibited in accordance with this Indenture;

(E)       any payment of dividends made in accordance with the Judicial Reorganization Plan or as determined by the applicable legislation.

Issuer and its Relevant Controlled Companies shall only make any dividend distribution to their shareholders in accordance with the provisions below:

a.         By the sixth (6th) anniversary of the Issue Date, they shall not make any payment of dividends;

b.         From the sixth (6th) anniversary of the Issue Date onwards, they shall be authorized to pay dividends only if Net Debt/EBITDA ration is equal to, or lower than, two (2) after the end of the relevant financial year.

For purposes of this, “Net Debt” shall be defined as the Total Consolidated Debt deducted from the Cash and Cash Equivalents.

(vi)       Issuer shall make available, as well as arrange, for the Fiduciary Agent, as and Debenture holders, upon request thereby in writing, the following reports on a consolidated basis:

a.         Consolidated and audited annual financial statements of Oi, prepared in accordance with the Brazilian GAAP or IFRS, within 30 days after such statements have been made publicly available, but in no more than 150 days after the end of the Oi’s financial year;

b.         [Consolidated and audited annual financial statements of Issuer, prepared in accordance with the Brazilian GAAP or IFRS, within 30 days after such statements have been made publicly available, but in no more than 150 days after the end of Issuer’s financial year] [IN CASE OI IS NOT THE ISSUER];

c.         Consolidated and unaudited quarterly financial statements of Oi, prepared in accordance with the Brazilian GAAP or IFRS, within 30 days after such statement shave been made publicly available, but in no more than 60 days after the end of each financial quarter of Oi).

The delivery of the reports above to Fiduciary Agent is for information purposes only. The access to, or receipt of, by the Fiduciary Agent, of such reports, shall not entail the commitment of Issuer towards any information contained in the aforementioned documents, including in relation to our compliance with any of our Relevant Controlled Companies with any of its obligations set out in the Indenture (it being certain that the Fiduciary Agent shall exclusively trust the declarations made by the officers).

(vii) Issuer shall provide to the Fiduciary Agent:

(a)        within one (1) Business Day after the date when they are made, notices to the Debenture Holders;

(b)        immediately after its awareness of receipt, as the case may be, the submission of a copy of any correspondence or notification, whether judicial or extrajudicial, received by Issuer related to an Event of Default; and

(c)        within ten (10) Business Days counted as of the date of the respective request, an answer to any doubts of the Fiduciary Agent regarding any information that may be reasonably requested thereto;

(viii) Issuer shall maintain up-to-date its registration as publicly-held company at CVM and make available to its shareholders and Debenture Holders, at least on a quarterly basis, the consolidated financial statements set out in article 176 of the Corporation Law, with due regard to the rules on the disclosure of information determined by the legislation and the CVM’s rules;

(ix)       Issuer shall inform the Liquidator Bank of any early payment as a result of the provisions contained in Clause 5.1 or 5.2 above, at least two (2) Business Days in advance of the date scheduled for the respective early payment;

(x)        Issuer shall structure and maintain an adequate and efficient service to the Debenture Holders, in order to ensure an efficient treatment of the Debenture holders, and may use, for such purpose, a structure and bodies intended to serve its shareholders or hire an authorized financial institution to provide such service;

(xi)       Issuer shall comply with the laws, regulations, administrative rules and determinations by governmental bodies, independent agencies or tribunals, applicable to the management of its business, except those questioned in good faith within the administrative and/or judicial spheres or the noncompliance with which does not adversely and materially affect Issuer’s ability to honor its obligations pursuant to this Indenture;

(xii)      Issuer shall hire and maintain hired, at its own expense, those service providers inherent to the obligations set out in this Indenture, including, but not limited to, the Fiduciary Agent, the Bookkeeping Agent and the Liquidator Bank;

(xiii) Issuer shall make, as long as so requested by the Fiduciary Agent, the payment of the reasonable and duly proven expenses incurred by the Fiduciary Agent and, whenever possible, agreed in advance with Issuer pursuant to Clause 9.4 below;

(xiv)     Issuer shall immediately notify the Fiduciary Agent of the call of any general meeting of the Debenture Holders by Issuer;

(xv)      Issuer shall immediately convene a general meeting of Debenture Holders to resolve upon any of the matters that are in the interest of the Debenture Holders, in case the Fiduciary Agent does not do so within the applicable term;

(xvi)     Issuer shall attend the general meetings of Debenture Holders, whenever requested;

(xvii)    Keep all authorizations necessary for the execution of this Indenture and the fulfillment of all obligations set forth herein always valid, effective and in perfect order and in full force.

CLAUSE VIII – SUSPENSION OF OBLIGATIONS

8.1.      Starting on the date of an Event of Suspension of Obligations and ending on a Reversal Date (as defined below) (said period being referred to as “Suspension Period”) with regard to the Debentures, the obligations listed below shall no longer be applicable to the Debentures (“Suspended Obligations”):

(1)        Early annual redemption with Exceeding Cash Generation;

(2)        Dividend Payment Restriction;

(3)        Corporate Reorganization Restriction.

8.2.      During each Suspension Period, no compliance, Event of Early Maturity or breach of any clause shall be deemed as existing, in accordance with the terms of this Indenture. Issuer and all of its Relevant Controlled Companies shall be fully exempt from any responsibility for any acts or events taken or incurred during the Suspension Period or, even, any contractual obligations prior to a Reversal Date (as if, during this time period, such acts, events or contractual obligations were permitted).

8.3.      During any time period, in case two (2) rating agencies rate Oi as investment grade and no noncompliance or Event of Early Maturity has occurred, the obligations listed in clause 8.1 shall be suspended (“Event of Suspension of Obligations”). If, on any subsequent date (“Reversal Date”), one (1) or both rating agencies cancel the investment grade or reduce the ratings of Oi S.A – Under Judicial Reorganization below the investment grade, the suspended obligations shall be again applicable. Issuer shall notify the Debenture Holders by means of a letter sent to the Fiduciary Agent of the occurrence of an Event of Suspension of Obligations or the Reversal Date.

ARTICLE IX – FIDUCIARY AGENT

9.1.      Issuer hereby appoints and constitutes as Fiduciary Agent of the Issue, the Fiduciary Agent, identified in the preamble to this Indenture, which signs as such and hereby, and pursuant to law, accepts the appointment to, under the law and this Indenture, represent the joining of the Debenture Holders representing that:

a.         it is a financial institution duly organized, incorporated and existing as a joint-stock company, pursuant to the Brazilian laws;

b.         it is duly authorized and has obtained all authorizations, including the legal, corporate and regulatory ones and those from third parties, as applicable, necessary to execute this Indenture and the fulfillment of all obligations set forth herein, all legal, corporate and regulatory requirements and those from third parties necessary therefor having been fully satisfied;

c.         the legal representative(s) of the Fiduciary Agent who sign this Indenture have, as the case may be, corporate and/or delegated powers to undertake, on behalf of the Fiduciary Agent, the obligations set out herein, and being attorneys-in-fact, have legally granted powers, while the respective powers of attorney are in full effect;

d.         this Indenture and the obligations set forth herein are lawful, valid, binding and effective obligations of the Fiduciary Agent, enforceable pursuant to its terms and conditions;

e.         the execution, the terms and conditions of this Indenture and compliance with the obligations set out herein (a) do not violate the bylaws of the Fiduciary Agent; (b) do not violate any agreement or instrument of which the Fiduciary Agent is part and/or by means of which any of its assets is subject; (c) do not violate any legal or regulatory provision to which the Fiduciary Agent and/or any of its assets is subject; and

(d)        do not violate any administrative, judicial or arbitral order, decision or judgment that may affect the Fiduciary Agent and/or any of its assets;

f.          accepts the duty to which it was appointed, fully undertaking the duties and attributions set out in the specific legislation and in this Indenture;

g.         knows and fully accepts this Indenture and all of its terms and conditions;

h.         verified the veracity of the information contained in this Indenture, based on the information provided by Issuer, it being certain that the Fiduciary Agent did not conduct any independent or additional procedure to verify the veracity of the information submitted;

i.          it is aware of the applicable regulations enacted by the Central Bank of Brazil and CVM;

j.          it does not, under the penalties of law, have any legal impediment, pursuant to article 66, paragraph 3, of the Corporation Law, CVM Ruling No. 583, of December 20, 2016, as amended, or, in case of amendment, that which may replace it (“CVM Ruling 583”), and other applicable standards, to exercise the duties conferred upon it;

k.         it is not in any of the situations of conflict of interest set out in article 6 of CVM Ruling 583;

l.          it has no connection to the Issuer that prevents it from exercising its duties;

m.        shall ensure equal treatment to all Debenture Holders.

9.2.      The Fiduciary Agent shall exercise its duties as of the date of execution of this Indenture or any potential addendum related to the substitution, and must remain in the exercise of its duties until the full settlement of all obligations pursuant to this Indenture, or until its effective substitution.

9.3.      In case of absence, temporary impediments, resignation, intervention, judicial or extrajudicial liquidation, bankruptcy or any other case of vacancy or substitution of the Fiduciary Agent, the following rules apply:

a.         the Debenture Holders shall have the option, after the closing of the Offering, to replace the Fiduciary Agent and appoint its substitute, at a GMD especially called to such end;

b.         if the Fiduciary Agent is unable to continue to carry out its duties due to circumstances that are supervening to this Indenture, it shall immediately inform the Debenture Holders of such fact, requesting its replacement, as well as calling a GMD to such end;

c.         if the Fiduciary Agent resigns from its duties, it shall remain exercising it until a substitute institution is appointed by the Issuer and approved by the GMD and effectively takes over the duties;

d.         a GMD shall be held, within thirty (30) days after the event that determines it, to choose the new fiduciary agent, which meeting may be called by the Fiduciary Agent to be replaced himself, by the Issuer, by Debenture Holders representing at least ten percent (10%) of the outstanding Debentures, or by the CVM; if the call is not made within fifteen (15) days prior to the end of the term set forth herein, it shall be incumbent upon the Issuer to make it, and the CVM may appoint a provisional substitute for as long as the process of choice of the new fiduciary agent is not finished;

e.         the substitution of the Fiduciary Agent (a) shall be subject to prior communication to the CVM and its pronouncement regarding the compliance with the requirement set out in CVM Ruling 583; and (b) if on a permanent basis, it shall be the subject matter of an addendum to this Indenture;

f.          the payments to the substitute Fiduciary Agent shall be made ratably to the period of the actual service provision;

g.         the substitute fiduciary agent shall be entitled to the same compensation received by the previous one, if (a) the Issuer has not agreed to the new amount of compensation of the fiduciary agent proposed by the GMD referred to in item c above; or (b) the GMD referred to in item c above does not resolve on the matter;

h.         the substitute fiduciary agent shall, immediately after its appointment, inform it to the Issuer and to the Debenture Holders, under Clauses 4.16 and 11; and

i.          the rules and precepts enacted by the CVM apply to the cases of substitution of the Fiduciary Agent.

9.4.      For the performance of the duties and attributions incumbent thereon, under the law and this Indenture, the Fiduciary Agent or the institution that may replace it as such:

a.         shall receive a compensation:

i.          of [●] Reais (BRL [●]) per year, owed by Issuer (without prejudice to the Surety), with the first installment of the compensation being due on the fifth (5th) Business Day counted as of the execution date of this Indenture, and the others, on the same date of the subsequent years, until the maturity of the Issue, or for as long as the Fiduciary Agent represents the interests of the Debenture Holders;

ii.         annually adjusted, since the payment date of the first installment, according to the variation of the IGPM (General Market Price Index), or any index that may replace it, calculated on a pro rate temporis basis, if necessary;

iii.         plus the Tax on Services of Any Nature – ISSQN, the Contribution to the Social Integration Program – PIS, the Social Security Financing Contribution – COFINS and any other taxes and expenses that may be applicable to the compensation owed to the Fiduciary Agent, at the rates in effect on the dates of each payment, except for the Tax on Income and Proceeds of Any Nature – IR;

iv.        due until the maturity, redemption or cancellation of the Debentures and even after their maturity, redemption or cancellation in case of  participation of the Fiduciary Agent in the collection of any default related to the Debentures and not remedied by Issuer, in which cases the compensation owed to the Fiduciary Agent shall be calculated ratably to the months of participation of the Fiduciary Agent, based on the amount of item i above, adjusted pursuant to item ii above;

v.         plus, in case of default in its payment, regardless of notice, notification or judicial or extrajudicial notification, concerning the amounts in default, (i) default interest at one percent (1%) a month, calculated pro rata temporis since the date of default until the actual payment date; (ii) default fine, irreducible and of non-compensatory nature, of two percent (2%); and (iii) monetary update according to the IGPM, calculated pro rate temporis since the date of default until the actual payment date; and

vi.        carried out by means of a deposit into the checking account to be indicated in writing by the Fiduciary Agent to the Issuer, with the deposit slip being used as proof of payment settlement;

b.         shall be reimbursed by Issuer (without prejudice to the Surety) for all expenses in which it provenly incurs to protects that rights and interests of the Debenture Holders or to realize its credit, within ten (10) days counted as of the date of delivery of the copy of the evidentiary documents in this regard, provided that the expenses have been, wherever possible, approved by Issuer, which shall be deemed approved in case Issuer does not pronounce itself within five (5) Business Days counted as of the date of receipt of the respective request by the Fiduciary Agent, including expenses with:

1.         publication of reports, call notices, notices, notifications and others, as set out in this Indenture, and others that may be required by the applicable regulations;

2.         certificate extracts;

3.         transportation, travels, food and accommodation, when necessary for the performance of its duties pursuant to this Indenture;

4.         expenses with photocopies, scanning and submission of documents;

5.         expenses with telephone contacts and conference calls;

6.         expenses with specialists, such as audits and inspection; and

7.         hiring of legal advice to the Debenture Holders;

c.         may, in case of noncompliance on the part of the Issuer with the payment of the expenses to which items “a” and “b” above refer for a period longer than thirty (30) days, request to the Debenture Holders an advance for the payment of reasonable expenses with legal, judicial or administrative procedures in order to protect the interests of the Debenture Holders, which expenses shall be, wherever possible, approved in advance and advanced by the Debenture Holders, in the proportion of their credit, and, subsequently, reimbursed by Issuer (without prejudice to the Surety), it being certain that the expenses to be advanced by the Debenture Holders, in the proportion of their credit, include expenditure related to attorney’s fees of third parties, court deposits, costs and judicial fees in actions filed by the Fiduciary Agent or resulting from actions filed against it in the exercise of its duty, or even that causes losses or financial risks thereto, as a representative of the pool of the Debenture Holders; any expenses, court deposits and costs resulting from the loss of suit expenses in court actions shall be equally borne by the Debenture Holders as well as its compensation, the Fiduciary Agent may request a guarantee of the Debenture Holders for coverage of the risk of loss of suit; and

d.         the credit of the Fiduciary Agent for expenses incurred to protect the rights and interests or realize credits of the Debenture Holders that has not been settled as set forth in item c above shall be added to the Issuer’s debt, having preference over it in the payment order.

9.5.      In addition to others set out in law, in the CVM regulations and in this Indenture, the following are duties and attributions of the Fiduciary Agent:

a.         to take full responsibility for the services contracted, under the legislation in force;

b.         to fund all expenses arising from the enforcement of its services, including all present or future municipal, state or federal taxes, due as a result of the execution of its services, with due regard to the provisions in this Indenture; and (b) all civil, labor and/or social security charges;

c.         to protect the rights and interests of the Debenture Holders, using, in the exercise of its duties, the care and diligence that every active and reputable person employs in the management of their own assets;

d.         to resign from its duties in case a conflict of interest arises, or any other form of inaptitude;

e.         to safeguard all of the bookkeeping, mail and other papers connected to the fulfillment of its duties;

f.          to verify, upon accepting the position, the veracity of the information found in this Indenture, ensuring diligence so that any omissions, errors or defects of which it is aware are cured;

g.         to promote, at the competent bodies, in case Issuer fails to do so, the registration and/or enrollment of this Indenture and respective annotations in the addenda to such instruments, remedying gaps and irregularities that may exist therein, without prejudice to the occurrence of non-compliance with the non-pecuniary obligation; in this case, the registrar shall notify the management of Issuer so that the latter provides the necessary indication and documents;

h.         to verify the observance of the frequency of the provision of the mandatory information, warning the Debenture Holders of any possible omissions or inaccuracies contained in said information;

i.          to issue an opinion regarding the sufficiency of the information contained in the proposals for changes to the conditions of the Debentures;

j.          to request, whenever it deems necessary for the proper performance of its duties, updated certificates of Issuer, which are necessary and pertinent, from civil distributors, offices of the Public Treasury, protest registry offices, Lower Labor Courts, Office of the Attorney-General of the Treasury, or criminal distributors, as the case may be, where the headquarters of the main establishment of Issuer is located;

k.         to request, when it considers necessary, extraordinary due diligence at the Issuer, at the expenses of the latter;

l.          to convene, when necessary, a general meeting of Debenture Holders (GMD) pursuant to this Indenture;

m.        to attend the GMDs in order to provide information requested thereto;

n.         to prepare, within the legal period, an annual report intended for the Debenture Holders, pursuant to article 68, paragraph 1, item (b), of the Corporation Law, which shall contain at least the information below, and Issuer shall, for such purpose, send all financial information, corporate acts and organizational chart of the corporate group of Issuer (which shall contain the controlling companies, the controlled companies, the companies under common control, affiliates, and the members of the control block) and all the other information necessary for the preparation of the report that may be requested by the Fiduciary Agent, which shall be duly sent within thirty (30) days prior to the end of the period for the report to be made available:

i.          a possible omission or inaccuracy of which it becomes aware, contained in the information disclosed by the Issuer, or also a default on or delay of the mandatory provision of information by the Issuer;

ii.         amendments to the Bylaws of Issuer occurring during the period;

iii.         comments on the Issuer’s consolidated financial statements, focusing on the economic, financial and capital structure indicators of the Issuer;

iv.        position of the Offer or placement of the Debentures in the market;

v.         redemption, amortization, renegotiation and payments of Remuneration made during the period, as well as acquisitions and sales of Debentures made by Issuer;

vi.        overseeing of the allocation of funds raised through the Debentures, according to the information obtained from the Issuer’s managers;

vii.        list of assets and values possibly delivered to its management;

viii.       compliance with all the other obligations undertaken by Issuer pursuant to this Indenture;

ix.        existence of other issues of debentures, whether public or private, made by Issuer and/or by an affiliate, controlled or controlling company, or company of the same economic group of Issuer where it has acted as fiduciary agent in the period, as well as the following data on said issues set forth in Exhibit 15, article 1, item XI, items (a) to (f) of CVM Ruling 583; and

x.         statement on its aptitude to continue to occupy the position of fiduciary agent;

o.         to make the report available to which item n above refers within a maximum period of four (4) months counted as of the end of each financial year of Issuer, at least at the Issuer’s principal place of business, in the offices of the Fiduciary Agent, at CVM, at CETIP and the main offices of the Lead Coordinator;

p.         to publish, at the expense of Issuer (without prejudice to the Surety), pursuant to this Indenture, announcement communicating to the Debenture Holders that the report to which item n above refers is available in the locations indicated in item o above;

q.         to keep the list of Debenture Holders and their addresses up-to-date, including in relation to the Issuer, the Bookkeeping Agent, the Liquidator Bank and CETIP, and in order to comply with the provisions set forth in this item, the Issuer and the Debenture Holders, as soon as they subscribe, pay-up or acquire the Debentures expressly and hereby authorize the Bookkeeping Agent, the Liquidator Bank and CETIP to comply with any requests made by the Fiduciary Agent, including those pertaining to the disclosure, at any time, of the Debenture position and their respective Debenture Holders;

r.          to coordinate the draw of the Debentures to be redeemed in the cases set out in this Indenture, if applicable;

s.         to inspect compliance with the clauses included in this Indenture, including any positive and negative covenants;

t.          to notify the Debenture Holders, if possible individually or, in case it is not possible, pursuant to this Indenture, within five (5) Business Days counted as of the date on which the Fiduciary Agent became aware of any noncompliance, by Issuer, with any obligation set out in this Indenture, indicating the location where it will provide clarifications to the major interested parties, it being certain that a communication of equal content shall be sent to Issuer, the CVM and CETIP;

u.         to disclose the information referred to in letter n above, item ix, on its website as soon as it becomes aware thereof; and

v.         to disclose to the Debenture Holders and all the other market participants, on its website and/or customer service center, on each Business Day, the debt balance per unit of the Debentures, calculated by Issuer jointly with the Fiduciary Agent.

9.6.      In case of noncompliance by Issuer with any of its obligations set out in this Indenture as applicable, the Fiduciary Agent shall use, any and all action to protect the rights or defend the interests of the Debenture Holders, and shall, for such purpose:

a.         to declare, in observance of the conditions in this Indenture, the obligations arising from the Debentures to have matured early and to collect the principal and ancillary amounts thereof;

b.         if there are no security interests, to petition for bankruptcy of the Issuer;

c.         to take any other measures necessary for the Debenture Holders to realize their credits; and

d.         to represent the Debenture Holders in bankruptcy, insolvency (if applicable), judicial or extrajudicial reorganization proceedings or, if applicable, extrajudicial intervention or liquidation of the Issuer.

9.6.1.    The Fiduciary Agent shall only be exempted from the responsibility for the non-adoption of measures contemplated in Clause v above, if the GMD is convened, it authorizes it through resolution of the Debenture Holders, respecting the applicable quorum. In the event of Clause 9.6, letter d, the resolution by the majority of the outstanding Debentures shall be sufficient.

9.7.      The Fiduciary Agent shall not be obliged to make any check to the accuracy of any document or record it deems to be authentic and which has been sent thereto by the Issuer or by third parties upon the latter’s request, to substantiate its decisions, and it shall not be held liable for the drafting of said documents, the drafting of which shall remain under the legal and regulatory obligation of the Issuer, under the applicable legislation.

9.8.      The Fiduciary Agent shall not issue any type of opinion or make any judgment on the guidance regarding any fact of the Issue the definition of which is incumbent upon the Debenture Holders, pursuant to Clause 10 below, and shall solely undertake to act in compliance with the instructions transmitted thereto by the Debenture Holders, pursuant to Clause 10 below, and in accordance with the attributions conferred thereupon by law, by Clause 9.5 above and by the other provisions of this Indenture. In this respect, the Fiduciary Agent does not have any responsibility over the result or over the legal effects resulting from strict compliance with the guidance from the Debenture Holders transmitted thereto as defined by the Debenture Holders, pursuant to Clause 10 below, and reproduced before the Issuer.

9.9.      The performance of the Fiduciary Agent is limited to the scope of CVM Ruling No. CVM 583, the applicable articles of the Corporation Law and this Indenture, and the Fiduciary Agent is exempted, in any form or under any pretext, from any additional responsibility there has not resulted from the applicable legal and regulatory provisions or from this Indenture.

CLAUSE X – GENERAL MEETING OF DEBENTURE HOLDERS

10.1.     The Debenture Holders may, at any time, hold at a GMD, as set forth in article 71 of the Corporation Law, in order to resolve on matters of interest to the group of Debenture Holders.

10.1.1   The provisions in the Corporation Law regarding general meetings of shareholders shall be applicable, as the case may be, to the GMD.

10.2.     Call Notice and Instatement. The GMD may be called (a) by Issuer; (b) by the Fiduciary Agent or (c) by Debenture Holders representing at least ten percent (10%) of the Debentures.

10.2.1.  The call of the GMD shall be made by an announcement published at least three (3) times in the newspapers indicated in this Indenture, in compliance with the other rules connected to the publication of announcements to call general meetings, contained in the Corporation Law, in the applicable regulations and in this Indenture

10.2.2.  The GMDs shall be held within a minimum period of eight (8) days counted as of the date of the first publication of the call notice. Any GMD on second call may only be held within at least five (5) days after the date of publication of the new call notice.

10.2.3.  Regardless of the formalities set forth in the applicable legislation and in this Indenture, a GMD shall be considered regular when attended by the holders of all Outstanding Debentures.

10.2.4.  The GMD shall be convened, at first call, with the presence of holders of at least half of the outstanding Debentures and, at second call, with any quorum.

10.2.5.  In case the Debenture Holders do not appear on first call at the GMD, a new call notice shall be mandatory, it being certain that the absence of a quorum upon second call, as set out in Clause 10.2.4 above, or the abstention, shall not be deemed as a prohibition of the Debenture Holders to the resolutions of item 10.4.5 below.

10.3.     Presiding Board. The presidency of the GMD shall be incumbent upon the Debenture Holder elected by the majority of the Debenture holders present therein, while it shall be at the discretion of the president to appoint a secretary for the GMD.

10.4.     Resolution Quorum. Upon the resolutions of the GMD, each outstanding Debenture shall be entitled to one vote, the appointment of an attorney-in-fact being admitted, whether Debenture Holder or not.

10.4.1.  For purposes of the creation of all installation quorums and/or resolution of any GMD set out in this Indenture, those Debentures: (i) held in treasury by Issuer; or (ii) owned by: (a) companies controlled by Issuer, and (b) managers of Issuer, including, but not limited to, persons directly or indirectly related to any of the aforementioned persons, including their spouses, partners or relatives up to second (2nd) degree, shall not be considered.

10.4.2.  Without prejudice to specific quorums established in this Indenture and in the applicable legislation, the resolutions of the GMDs shall depend upon approval of Debenture Holders that hold at least two-thirds (2/3) of the outstanding Debentures, except for the amendment of Clause 11.7, which will depend on the approval of Debenture Holders holding ninety (90%) and where otherwise set out in this Indenture.

10.4.3.  The presence of the legal representatives of Issuer at the General Meetings of Debenture Holders shall be optional, it being certain that the Debenture Holders may discuss and resolve without the presence of the latter, if they wish so.

10.4.4.  The provisions in Law 6,404/76, regarding the general meetings of shareholders shall apply, where applicable, to the GMDs. In any event, any and all GMD shall always be held during business hours and, preferably, at Issuer’s main offices, it being possible to hold the GMD at a different location.

10.4.5.  Any resolutions taken by the Debenture Holders, at GMDs, within the scope of their legal authority, with due regard to the quorum required in this Indenture, shall be binging upon all holders of outstanding Debentures, regardless of their attendance at the GMDs or votes cast at the respective GMDs.

10.5      The Fiduciary Agent shall attend the general meetings of Debenture Holders and provide the Debenture Holders with the information requested therefrom.

CLAUSE XI – MISCELLANEOUS

11.1.     Communications. Communications to be sent to Issuer pursuant to this Indenture shall be submitted to the following address:

To the Issuer:

Oi S.A. – Under Judicial Reorganization

Rua Humberto de Campos, 425 – 8° andar

CEP: 22430-190, Rio de Janeiro – RJ

Attn.: Mr. [●]

Phone.: 55 21 [●]

E-mail: [●]

Telemar Norte Leste S.A. – Under Judicial Reorganization

Rua Humberto de Campos, 425 – 8° andar

CEP: 22430-190, Rio de Janeiro – RJ

Attn.: Mr. [●]

Phone: [●]

E-mail: [●]

Oi Móvel S.A. – Under Judicial Reorganization

Rua Humberto de Campos, 425 – 8° andar

CEP: 22430-190, Rio de Janeiro – RJ

Attn.: Mr. [●]

Phone.: [●]

E-mail: [●]

To the Fiduciary Agent:

[Name]

[address]

CEP: [●], Rio de Janeiro – RJ

Attn.: Mr. [●]

Phone.: 55 21 [●]

11.1.1.  Any communications to be sent to Issuer or to the Fiduciary Agent pursuant to this Indenture, if made by fax or electronic mail shall be deemed to have been received on the date of their submission, provided that their receipt is confirmed by an indication (receipt printed by the machine used by the sender, by telephone confirmation), and the respective originals shall be sent within 5 Business Days after the submission of the message; if sent by mail, communications shall be deemed delivered when received  as registered mail or with “notice of receipt” sent by Post or telegram.

11.1.2.  The communications shall be deemed received when delivered, upon notice or “return receipt” issued by the Brazilian Post Office, by fax or telegram at the addresses below. The communications made by facsimile or electronic mail shall be considered received on the date they are sent, provided that the receipt thereof is confirmed by means of an indication (receipt issued by the machine used by the sender). The change of address of Issuer shall be communicated to the Fiduciary Agent.

11.2.     Applicable Law. This Indenture shall be construed and governed by the laws of Brazil.

11.3.     Extrajudicial Enforcement Instrument. This Indenture and the Debentures constitute extrajudicial enforcement instruments pursuant to the provisions of items I and II of article 784 of Law No. 13,105, of March 16, 2015 (Code of Civil Procedure).

11.4.     Irrevocability; Successors. This Indenture is hereby signed on an irrevocable and irreversible basis, binding Issuer and the Debenture Holders, their respective heirs and successors.

11.5.     Severability of the Provisions of the Indenture. If any of the provisions of this Indenture is deemed illegal, invalid or ineffective, all other provisions not affected by such judgment shall prevail, and the Issuer and the Debenture Holders shall undertake, in good-faith, to replace the affected provision with another which, to the extent possible, produces the same effect.

11.6.     Right to Waiver. No waiver of any of the rights arising out of this Indenture is hereby assumed. Forbearance, whether express or implied, on the part of the Debenture Holders, towards the default or noncompliance with any obligation on the part of Issuer shall not entail a novation.

11.7.     Assignment of the Debentures. Without prior written consent by the Issuer and the Guarantors, this Indenture, any claims within the scope of such Indenture and any legal rights, equity rights or any other economic interest set forth herein or arising herefrom may not be transferred, assigned, provided or disposed of in any way whatsoever (in whole or in part), including, without limitation, as sub-interest or discount of such Indenture, in order to change its final beneficiary, and no lien or encumbrance or any other right of this Indenture may be granted or transferred by any Debenture Holders in non-compliance with the provision above.

11.8.     Dispute Resolution. The courts of the city of Rio de Janeiro are hereby elected as the forum conveniens to settle any disputes arising out of this Indenture, with the express exclusion of any other, however special or privileged it may be.

11.9 Definitions. Any terms defined in this Indenture that are not expressly defined in the Clauses included in this Indenture, shall have the meaning below:

“Consolidated Total Assets” means the total value of Oi’s consolidated assets, as defined as “total Assets” in Oi’s consolidated balance sheet, at the end of the most recently ended financial quarter or complete annual period for which the financial statements published by Oi are available.

“Cash and Cash Equivalents” means the sum of cash, cash equivalents and financial investments recorded in the current assets and non-current assets of Oi’s consolidated balance sheet.

“CAPEX” means investments made to acquire physical assets or services that will expand Oi’s capacity (consolidating its controlled companies) to generate profit. It is an abbreviation for “capital expenditure”.

“Hedging Agreements” means the obligations under any agreement relating to any swap, option, future market transactions, index transaction, currency transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against Brazilian inflation, interest rates, currency or commodity price fluctuations.

“Controlled Company” means, any other legal entity wherein more than fifty percent (50%) of the outstanding voting shares, whether directly or indirectly, held by such Person and one or more than its Controlled Companies (or a combination thereof).

“Receivables Controlled Company” means a fully Controlled Company of Issuer (or any other company wherein Issuer or any other Relevant Controlled Company makes an investment and to which Issuer or one or more than its Relevant Controlled Companies transfers receivables or related assets) which does not perform any activity except in connection with the financing of receivables, which is referred to by Issuer as a Receivables Controlled Company, which satisfies the following conditions:

(1)        no portion of the Indebtedness or of any other obligations (whether contingent or otherwise) (A) is Guaranteed by Issuer or any other Relevant Controlled Company that is not a Receivables Controlled Company (excluding guarantees of obligations (except the Indebtedness principal and interest thereon) pursuant to the Standard Securitization Obligations), (B) is a fund for or binds Issuer or any other Relevant Controlled Company (that is not a Receivables Controlled Company) in any way, except pursuant to the terms of the Standard Securitization Obligations, or (C) subjects any property or asset of Issuer or any other Relevant Controlled Company (that is not a Receivables Controlled Company), whether directly or indirectly, in a contingent manner or otherwise, for the satisfaction thereof, except pursuant to the provisions of the Standard Securitization Obligations;

(2)        neither Issuer nor any other Relevant Controlled Company (other than a Receivables Management Controlled Company) has any relevant agreement, contract, arrangement or understanding (except Standard Securitization Obligations) with the Receivables Controlled Company; and

(3)        neither Issuer nor any other Relevant Controlled Company (other than a Receivables Management Controlled Company) has towards the Receivables Controlled Company any obligations to maintain or preserve the financial condition of such legal entity or cause such legal entity to achieve certain levels of operating results.

“Relevant Controlled Company” means any of the Companies Under Judicial Reorganization.

“Pay-Up Date” means the date on which the Debentures are paid up, that is on [●].

“Consolidated Financial Expense” means, in any period, without duplicity, the sum of the consolidated expense with interest of Oi S.A. – Under Judicial Reorganization for the Period of Four Quarters on any of their debts acquired through loans payable in cash (paid or capitalized) to the extent that such expense was deducted (and not added again) from the calculation of the consolidated operational result.

“Business Day” means any when the banks work in the City of Rio de Janeiro.

“Total Consolidated Debt” means Oi’s consolidated Indebtedness.

“EBITDA” means, for the last four (4) and consecutive financial quarters of Issuer, each an “accounting period”, the sum (without any duplicity) (i) of the result before the taxes on the consolidated profit for a certain accounting period (adjusted by the extraordinary profits or losses); (ii) of the following factors deducted for the purposes of determining the result before taxes on profit: (1) consolidated depreciation and amortization occurred in that same accounting period; (2) Consolidated Financial Expenses deducted from the consolidated financial revenues. It represents the routine EBITDA, as presented in the management report included in the consolidated financial statements of Oi.

“Indebtedness” means the sum of the balance of loans and financings of Debentures, commercial papers and instruments issued in the international market (bonds, Eurobonds), recorded in the (current and non-current) liabilities, as well as the balance of derivative instruments recorded in the (current and non-current) assets or liabilities of Oi’s consolidated balance sheet. For the avoidance of any doubt, “Indebtedness” shall not include any obligations due in relation to the “Fiscal Recovery Program - REFIS,” the “Special Tax Installment Payment Program – State REFIS” and the “Special Installment Payment Program - PAES”, any other agreement for payment of taxes entered into with any Brazilian governmental entity, as well as any payment obligations towards the regulatory agencies and/or any other payment agreement that is owed to any creditor who, prior to the Judicial Reorganization Ratification Date was not considered in the calculation of Indebtedness.

“Encumbrance” means mortgage, pledge, security interest, lien, encumbrance or charges of any kind (including, but not limited to, any sale condition or another agreement for property reservation or lease or any other agreement to give any security interest).

“Oi Group” means Issuer and its Controlled Companies.

“Debt Service Coverage Ratio” means the sum of interest of the Total Consolidated Debt paid in the last and consecutive four (4) financial quarters. Such calculation excludes any foreign exchange and monetary variations of debt and cash and, lastly, the expenses arising from provisions, which did not have an impact on the consolidated cash flow of Issuer, but only an accounting record.

“Standard Securitization Obligations” means representations, warranties, obligations and indemnifications entered into by Issuer or any Relevant Controlled Company that are reasonably normal in the securitization of transactions with receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Issuer or by any Relevant Controlled Company according to which Issuer or any Relevant Controlled Company may sell, convey or otherwise transfer to (a) one Receivables Management Controlled Company (in case of a transfer by Issuer or any Relevant Controlled Company), or (b) any other Person (in case of a transfer by a Receivables Management Controlled Company), or may transfer an indivisible interest into, or grant a security interest in, any Receivable (whether existing now or created in the future) of Issuer or of any Relevant Controlled Company and any asset related thereof, including, but not limited, all guarantees that secure such receivables, all agreements and all guarantees and other obligations related to the accounts receivables, proceeds from such receivables and other assets that are usually transferred, or in relation to which guarantee rights are usually granted, in connection with transactions entailing the securitization of assets involving receivables.

“OPEX” means the result of the continuous costs that a company has to keep running. It means operational expenditure.

“Person” means any individual, partnership, joint-stock company, limited liability company, business trust, mixed company, trust, association, joint venture, or any country or government, any state, province or other political subdivision thereof, any central bank (or similar regulatory and monetary authority) in this respect, and any entity exercising executive, legislative, judicial, regulatory or administrative duties or in connection with the government.

“Judicial Reorganization Plan” means the Judicial Reorganization Plan ratified by the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on [●], as amended and modified from time to time, in accordance with its terms, establishing the terms and the conditions for the restructuring of debt of Issuer and its Fully Controlled Companies (“Companies Under Judicial Reorganization”), and establishing actions to be adopted by the Companies Under Judicial Reorganization to overcome the financial issues of the Companies Under Judicial Reorganization and guarantee its continuity as active companies, including, but not  limited to, (1) the restructuring and balance of its  liabilities; (2) actions during the judicial reorganization created to obtain new funds; and (3) the potential sale of the PPE.

“Brazilian GAAP” means, as defined by Issuer from time to time (1) generally accepted accounting principles adopted in Brazil, determined in accordance with the corporation law, the laws issued by the relevant authorities, including CVM and the technical analyses issued by the Brazilian Accountancy Institute; or (ii) International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as the case may be, as they are in effect from time to time and consistently applied.

“Receivable” means a right to receive payment resulting from a sale or lease of assets or the execution of services wherein someone is required to pay for assets or services in accordance with terms that would allow the purchase of such assets and credit rights, including, but not limited to, any ownership items that would be classified as “account”, “bond”, “intangible payment” or “instrument”, in accordance with the Uniform Commercial Code and any supporting obligations.

“Debt Service” means the sum of interest of the Total Consolidated Debt paid in the last and consecutive four (4) financial quarters. Such calculation excludes any foreign exchange and monetary variations of debt and cash and, lastly, the expenses arising from provisions, which did not have an impact on the consolidated cash flow, but only an accounting record.

“Market Fair Value/Price” means, in relation to any assets, the price (for the avoidance of doubt, it takes into account any liability in connection with the related asset) that would be paid by a willing buyer to a willing seller that is not affiliated in a commercial transaction that does not involve the attachment of assets or coercion of any party, determined in good faith by the Board of Directors of Issuer (except if otherwise established in the Indenture).

“Asset Sale” means any sale, conveyance, lease, transfer or other spin-off or any other transaction or another disposal (or series of related sales, leases, transfers or disposals) by the Issuer or any Relevant Controlled Company, including any disposal by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposal”), of:

(1)        any shares of capital stock of the Issuer or any Relevant Controlled Company (other than directors’ qualifying shares or shares required by the applicable law to be held by a Person other than the Issuer or a Relevant Controlled Company);

(2)        all or substantially all of the assets of any division or business line of the Issuer or any Relevant Controlled Company; or

(3)        any other property or assets of the Issuer or any Relevant Controlled Company outside of the ordinary course of business of the Issuer or such Relevant Controlled Company.

Notwithstanding the foregoing, the following transactions shall not be deemed to be Asset Sales:

(1)        a disposal by a Controlled Company for the Issuer or by the Issuer to a Controlled Company or among Controlled Companies;

(2)        the sale of property or equipment that, in the reasonable determination of the Issuer, has become worn out, obsolete, uneconomic or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Relevant Controlled Company;

(3)        the disposal of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the obligation described above under the title “Corporate Reorganization Restriction” pursuant to the Indenture;

(4)        (i) disposal of properties to the extent that such property is exchanged for credit against the purchase price of the similar replacement property that is promptly purchased, (ii) disposal of properties to the extent that the proceeds of such disposal are promptly applied to the purchase price of such replacement property (which replacement property is effectively and promptly purchased) and (iii) any exchange for a similar property for use in a business, or the business conducted (or proposed to be conducted) by Issuer (or any Controlled Company on the Issue Date), as well as any other business reasonably related, ancillary or supplementary to the aforementioned and any extension or evolution of any of the preceding, including, but not limited to, any businesses related to telecommunications, information technology or transmission or media content products and services;

(5)        equity interests of a Controlled Company of Issuer to Issuer or Issuer to of its Controlled Companies;

(6)        sales, leases, sub-leases or other disposals of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(7)        payment of dividends, capital return and other distributions that do not violate the obligation described above under the title “Dividend Payment Restriction”;

(8)        a disposal to the Issuer or a member of the Controlled Company (other than a Receivables Controlled Company), including a Person that is or shall become a Controlled Company immediately after the disposal;

(9)        sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Controlled Company;

(10)      disposals in connection with a Permitted Lien;

(11)      disposals of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and excluding receivables discounts or similar arrangements;

(12)      foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by an act as seizure or in other way) and transfers of properties that have been subject to a claim to the respective insurance company of such property as part of an insurance settlement;

(13)      any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation claims or other claims of any kind;

(14)      the cancellation of any Hedging Agreements pursuant to its terms;

(15)      the sale, transfer or other disposal of “non-core” assets acquired pursuant to an investment or acquisition permitted under the Indenture; provided that such assets are sold, transferred or otherwise disposed of within 6 months after the consummation of such acquisition or investment;

(16)      any financing transaction with respect to property built or acquired by the Issuer or any member of the Controlled Company after the Issue Date, including sale and leaseback transactions and asset securitizations permitted by the Indenture;

(17)      sales, transfers and other disposals of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell agreements between the joint venture parties set forth in the joint venture agreements and similar binding agreements;

(18)      sales or other disposals of capacity or irrevocable rights of use in the Issuer’s or in a Relevant Controlled Company’s telecommunications network in the ordinary course of business;

(19)      a sale and leaseback transaction within one (1) year of the acquisition of the relevant asset in the ordinary course of business;

(20)      exchanges of telecommunications assets for other telecommunications assets where the Fair Market Value of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or, if less, the difference is received in cash;

(21)      the licensing, sublicensing or grants of licenses to use the Issuer’s or any Controlled Company’s trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology in any single transaction or series of related transactions that involves; or

(22)      any transaction or series of related transactions made in accordance with the Reorganization Plan;

(23)      any transaction or series of related transactions involving property or assets with a Fair Market Value that does not exceed five percent (5%) of the “Assets” of Oi’s annual and consolidated financial statements in the previous financial year.

Issuer signs this instrument in [two] ([2]) counterparts of equal form and content, in the presence of two (2) witnesses, who also sign it.

Rio de Janeiro, [●] [●], 2017.

[OI S.A. – UNDER JUDICIAL REORGANIZATION

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION]2

[FIDUCIARY AGENT]

Copart 4 Participações S.A. – under judicial reorganization

Copart 5 Participações S.A. – under judicial reorganization

Portugal Telecom International Finance B.V. – under judicial reorganization

Oi Brasil Holdings Coöperatief U.A. – under judicial reorganization

Witnesses:

Name: CPF: ID (RG):	Name: CPF: RG:

2 Depending on the issuer for each issue, signature page to be adjusted accordingly.

Exhibit 6.1 (k)

List of Assets that may be directly or indirectly disposed:

1.         UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, Edifício UNITEL, Luanda Sul, Angola.

2.         BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, and in the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP 74.845-090;

3.         TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

•           BR 101 KM 205 (Barreiros/ Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

•           Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

•           Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

•           Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

•           Avenida Lauro Sodre n° 3290, in the State of Rondônia and registered under enrollment No. 24743;

•           Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

•           Rua Neo Alves Martins n° 2263, in the State of Paraná and registered under enrollment No. 58948;

•           Travessa Teixeira de Freitas n° 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

•           Avenida Teixeira de Freitas n° 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

•           Rua Visconde Nacar n° 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

•           Rua Visconde do Rio Branco n° 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

•           Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

•           Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

•           Rua Sabino Vieira / Rua Chaves De Faria n° 85/ R.S.L. Gonzaga n° 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

•           Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

•           Estr. Pau da Fome n° 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

•           Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

•           Rua dos Limoeiros n° 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

•           Camaragibe – Estrada de Aldeia – Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

•           Rua do Principe n° 156 e n° 120, in the State of Pernambuco and registered under enrollment No. 24857;

•           Rua Itambe n° 200, in the State of Minas Gerais and registered under enrollment No. 38227;

•           Rua Vitorio Nunes Da Motta n° 220, Enseada do Suá in the State of Espírito Santo and registered under enrollment No. 52265;

•           Rua Silveira Martins, Cabula, n° 355 in the State of Bahia and registered under enrollment No. 76908;

•           Rua Prof. Anfrisia Santiago n° 212, in the State of Bahia and registered under enrollment No. 12798;

•           Avenida Getulio Vargas - BL. A, n° 950, in the State of Amazonas and registered under enrollment No. 14610;

•           Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071;

•           Rua Zacarias da Silva, Lote 2 , Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

•           Rua Senador Pompeu,119 - 5° andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

•           Rua Alexandre Mackenzie, n° 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

•           Rua do Lavradio, n° 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

•           Rua Araribóia, n° 140, São Francisco, in the City of Niterói, State of Rio de Janeiro and registered under enrollment No. 10770;

•           Rua Assai, s/n, Jardim Pindorama, in the City of São Félix do Araguaia, State of Mato Grosso and registered under enrollment No. 3825;

•           Rua Sena Madureira, 1070, in the City of Fortaleza, State of Ceará and registered under enrollment No. 1409;

•           Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in the City of Corumbá, State of Mato Grosso do Sul and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

•           Av Nicanor de Carvalho, n° 10, in the City of Corumbá, State of Mato Grosso do Sul and registered under enrollment No. 12295;

•           Pq. Triunfo de Cotegipe, S/N - João Dantas, in the City of Alagoinhas, State of Bahia and registered under enrollment No. 775;

•           Estrada Velha do Amparo, KM 4, in the City of Friburgo, State of Rio de Janeiro and registered under enrollment No. 5283;

•           Av. Prudente de Morais, n° 757 B, Bairro Tirol, in the City of Natal, State of Rio Grande do Norte and registered under enrollment No. 28639;

•           Av. Afonso Pena, n° 583, in the City of Manaus, State of Amazonas and registered under enrollment No. 7496;

•           Rua Leitão da Silva, n° 2.159, Itararé (CONJED), in the City of Vitória, State of Espírito Santo and registered under enrollment Nos. 46.977 and 46.978;

•           BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in the City of Brasília, Distrito Federal and registered under enrollment No. 801;

•           Rua Padre Pedro Pinto n°1460, Venda Nova (ISFAP), in the City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 4187;

•           Rua 2 De Setembro, n° 733, Campo De Futebol, in the City of Blumenau, State of Santa Catarina and registered under enrollment No. 598;

•           BR 116, KM 159 , Rua Cel Antônio Cordeiro, 3950, Altamira, in the City of Russas, State of Ceará and registered under enrollment No. 180;

•           Rua Correa Vasques, 69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190;

•           Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in the City of Belo Horizonte, State of Minas Gerais and registered under enrollment No. 27601.